EXHIBIT 99.1

Labor Ready, Inc. Announces Intention to Offer $75 Million of Convertible Subordinated Notes

        TACOMA, Wash.—June 6, 2002—Labor Ready, Inc. (NYSE:LRW) today announced that it intends to raise approximately $75,000,000 through an offering of convertible subordinated notes due 2007 (the "Notes") to be issued in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

        The company also intends to grant the initial purchasers an option to purchase up to an additional $15,000,000 of Notes for a period of 30 days from the execution of the purchase agreement.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

CONTACT:	Labor Ready, Inc. Steven Cooper (253) 680-8213 www.laborready.com